UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2020

IDEAYA Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38915	47-4268251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7000 Shoreline Court, Suite 350

South San Francisco, California 94080
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 443-6209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IDYA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On June 16, 2020, IDEAYA Biosciences, Inc. (the “Company”) announced that on June 15, 2020 it had entered into a Collaboration, Option and License Agreement (the “Agreement”) between the Company and GLAXOSMITHKLINE INTELLECTUAL PROPERTY (NO. 4) Limited (“GSK”), pursuant to which the Company and GSK have entered into a strategic partnership and collaboration for the Company’s synthetic lethality programs targeting MAT2A, Pol Theta (“POLQ”), and Werner Helicase (“WRN”). The Agreement shall become effective upon the parties receiving Hart Scott Rodino Antitrust Improvements Act clearance (“HSR Clearance”) therefor.

Pursuant to the Agreement, GSK will pay the Company one hundred million dollars ($100,000,000) within ten business days of the effective date of the Agreement. GSK has committed to purchase in a private placement up to twenty million dollars ($20,000,000) of the Company’s common stock at a price per share equal to the public offering price per share paid in the Company’s next qualified underwritten public offering of its common stock.

MAT2A Program

For the MAT2A program, the Company will lead research and development through early clinical development. GSK has an exclusive option to obtain an exclusive license to continue development of and commercialize MAT2A products arising out of the MAT2A program (the “Option”), exercisable within a specified time period after the Company delivers to GSK a data package resulting from its conduct of a MAT2A Phase 1 monotherapy clinical trial. GSK’s exercise of the Option may be subject to HSR Clearance therefor at such time of exercise, and GSK must pay the Company an option exercise payment of fifty million dollars ($50,000,000).

GSK may initiate, or request the Company to initiate, a phase 1 combination clinical trial for a MAT2A product and GSK’s Type I PRMT inhibitor (GSK3368715) product (the “MAT2A Combination Trial”) prior to GSK’s’s exercise of the Option. The Company will be responsible for the costs of research and early clinical development activities that it conducts for the MAT2A program prior to GSK’s exercise of the Option (including during any interim waiting period for HSR Clearance for such Option exercise, if applicable), excluding the costs of conducting the MAT2A Combination Trial. GSK will be solely responsible for costs of the conduct of the MAT2A Combination Trial, except for supply of the MAT2A product therefor, to be provided by the Company at its own cost.

Subject to GSK’s exercise of the Option (and HSR Clearance thereof, if applicable), GSK will lead later stage global clinical development for the MAT2A program, with the Company responsible for twenty percent (20%) and GSK responsible for eighty percent (80%) of further development costs. The cost-sharing percentages shall be adjusted based on the actual ratio of U.S. to global profits for MAT2A products, as measured three and six years after global commercial launch thereof.

Subject to GSK’s exercise of the Option (and HSR Clearance thereof, if applicable), the Company will be eligible to receive future development and regulatory milestones of up to $465 million, and commercial milestones of up to $475 million, with respect to each MAT2A product. Additionally, the Company is entitled to receive fifty percent (50%) of U.S. net profits and tiered royalties on global non-U.S. net sales of MAT2A products by GSK, its affiliates and their sublicensees ranging from high single digit to sub-teen double digit percentages, subject to certain customary reductions. The Company has a right to opt-out of the fifty percent (50%) U.S. net profit share and corresponding development cost share for the MAT2A program, and would be eligible to receive tiered royalties on U.S. net sales of MAT2A products by GSK, its affiliates and their sublicensees at the same royalty rates as for global non-U.S. net sales thereafter, with potential positive economic adjustments based on the stage of the MAT2A program at the time of opt-out.

Pol Theta

Pursuant to the Agreement, GSK holds a global, exclusive license to develop and commercialize POLQ products arising out of the POLQ program. GSK and the Company will collaborate on ongoing preclinical research for the POLQ program, and GSK will lead clinical development for the POLQ program. GSK will be responsible for all research and development costs for the POLQ program, including those incurred by the Company.

The Company will be eligible to receive future development and regulatory milestones of up to $485 million, with respect to each POLQ product, including as applicable, for multiple POLQ products that target certain alternative protein domains or are based on alternative modalities. Additionally, the Company is eligible to receive up to $475 million of commercial milestones with respect to each POLQ product. The Company is also entitled to receive tiered royalties on global net sales of POLQ products by GSK, its affiliates and their sublicensees, subject to certain customary reductions.

Werner Helicase

Pursuant to the Agreement, GSK holds a global, exclusive license to develop and commercialize WRN products arising out of the WRN program. GSK and the Company will collaborate on ongoing preclinical research for the WRN program, and GSK will lead clinical development for the WRN program, with the Company responsible for twenty percent (20%) and GSK responsible for eighty percent (80%) of such global research and development costs. The cost-sharing percentages shall be adjusted based on the actual ratio of U.S. to global profits for WRN products, as measured three and six years after global commercial launch thereof.

The Company will be eligible to receive future development milestones of up to $485 million, with respect to each WRN product, including as applicable, for multiple WRN products that are based on alternative modalities. Additionally, the Company is eligible to receive up to $475 million of commercial milestones with respect to each WRN product. The Company is also entitled to receive fifty percent (50%) of U.S. net profits and tiered royalties on global non-U.S. net sales of WRN products ranging from high single digit to sub-teen double digit percentages, subject to certain customary reductions. The Company has a right to opt-out of the fifty percent (50%) U.S. net profit share and corresponding research and development cost share for the WRN program, and would be eligible to receive tiered royalties on U.S. net sales of WRN products by GSK, its affiliates and their sublicensees at the same royalty rates as for global non-U.S. net sales thereafter, with potential positive economic adjustments based on the stage of the WRN program at the time of opt-out.

General

Under the terms of the Agreement, subject to certain exceptions and for an agreed period of time, the Company and GSK will not, themselves or through third parties, develop or commercialize other products whose primary and intended mechanism of action is the modulation of POLQ, WRN, or MAT2A (unless GSK does not exercise the Option or HSR Clearance does not occur with respect thereto, in which case such restriction shall cease to apply with respect to MAT2A). The Company and GSK will form a joint steering committee, joint development committees, and joint commercialization committees responsible for coordinating all activities under the Agreement.

GSK’s royalty obligations continue with respect to each country and each product until the later of (i) the date on which such product is no longer covered by certain intellectual property rights in such country and (ii) the 10th anniversary of the first commercial sale of such product in such country.

Each party has the right to sublicense its rights under the Agreement subject to certain conditions.

The Agreement will continue in effect on a product-by-product and country-by-country basis until the expiration of the obligation to make payments under the Agreement with respect to such product in each country, unless earlier terminated by either party pursuant to its terms. Either the Company or GSK may terminate the Agreement for the other party’s insolvency or certain uncured breaches. The Company may terminate the Agreement if GSK or any of its sublicensees or affiliates challenge certain patents of the Company. Gingko may terminate Agreement in its entirety or on a target-by-target basis upon certain notice to the Company.

The Agreement contains various representations, warranties, covenants, dispute resolution mechanisms, indemnities and other provisions customary for transactions of this nature.

The foregoing is only a summary description of the terms of the Agreement, does not purpose to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2020. The Company intends to omit certain confidential portions of the Agreement.

On June 16, 2020 the Company issued a press release announcing the Agreement. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On June 16, 2020, the Company began utilizing a new corporate presentation (the “Corporate Presentation”). A copy of the Corporate Presentation is attached hereto as Exhibit 99.2.

The information in this Item 7.01 and the attached Exhibit 99.2 are being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall they be deemed to be incorporated by reference in any filing made by the Company under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 16, 2020
99.2	Corporate Presentation of IDEAYA Biosciences, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEAYA BIOSCIENCES, INC.
Date: June 16, 2020	By: /s/ Yujiro Hata Yujiro Hata President and Chief Executive Officer